As filed with the Securities and Exchange Commission on September 3, 2015

Registration Statement No. 333-17229

Registration Statement No. 333-76754

Registration Statement No. 333-147536

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO FORM S-8 REGISTRATION

STATEMENT NO. 333-17229

POST-EFFECTIVE AMENDMENT NO. 2

TO FORM S-8 REGISTRATION

STATEMENT NO. 333-76754

POST-EFFECTIVE AMENDMENT NO. 2

TO FORM S-8 REGISTRATION

STATEMENT NO. 333-147536

UNDER

THE SECURITIES ACT OF 1933

PMFG Acquisition, LLC

(as successor by merger to PMFG, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	47-4374225
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

14651 North Dallas Parkway, Suite 500 Dallas, Texas	75254
(Address of Principal Executive Offices)	(Zip Code)

1995 STOCK OPTION AND RESTRICTED STOCK PLAN FOR EMPLOYEES OF PEERLESS MFG. CO.

2001 STOCK OPTION AND RESTRICTED STOCK PLAN FOR EMPLOYEES OF PEERLESS MFG. CO.

PMFG, INC. 2007 STOCK INCENTIVE PLAN

(Full title of the plan)

Edward J. Prajzner

Chief Financial Officer, Treasurer and Secretary

PMFG Acquisition LLC

4625 Red Bank Road

Cincinnati, Ohio 45227

(513) 458-2600

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Toby D. Merchant

Squire Patton Boggs (US) LLP

221 East Fourth Street, Suite 2900

Cincinnati, Ohio 45202

(513) 361-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) previously filed by PMFG, Inc, a Delaware corporation (“PMFG”), and its predecessor, Peerless Mfg. Co., a Texas corporation (“Peerless”), with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-17229, filed with the SEC by Peerless on December 3, 1996, as amended by Post-Effective Amendment No. 1 filed with the SEC by Peerless on November 12, 1999 and Post-Effective Amendment No. 2 filed with the SEC by PMFG on August 15, 2008, registering 960,000 shares of common stock of PMFG (“Common Stock”), par value $0.01 per share, under the 1995 Stock Option and Restricted Stock Plan for Employees of Peerless Mfg. Co.

•	Registration Statement No. 333-76754, filed with the SEC by Peerless on January 15, 2002, as amended by Post-Effective Amendment No. 1 filed with the SEC by PMFG on August 15, 2008, registering 1,000,000 shares of Common Stock under the 2001 Stock Option and Restricted Stock Plan for Employees of Peerless Mfg. Co.

•	Registration Statement No. 333-147536, filed with the SEC by Peerless on November 20, 2007, as amended by Post-Effective Amendment No. 1 filed with the SEC by PMFG on August 15, 2008, registering 1,800,000 shares of Common Stock under the PMFG, Inc. 2007 Stock Incentive Plan.

On September 3, 2015, pursuant to the Agreement and Plan of Merger, dated as of May 3, 2015, by and among CECO Environmental Corp., a Delaware corporation (“Parent”), Top Gear Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), Top Gear Acquisition II LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II”), and PMFG, (i) Merger Sub I merged with and into PMFG (the “First Merger”), with PMFG surviving the First Merger as a wholly owned subsidiary of Parent, and (ii) promptly thereafter, PMFG merged with and into Merger Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of Parent under the name “PMFG Acquisition LLC” (“Successor Sub,” and together with Peerless and PMFG, the “Registrant”).

In connection with the consummation of the Mergers, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, and the State of Ohio, on September 3, 2015.

PMFG ACQUISITION LLC, as successor to PMFG, Inc.

By:	/s/ Edward J. Prajzner
Edward J. Prajzner
Chief Financial Officer, Treasurer and Secretary

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.